Exhibit 2.1
Execution Copy

STOCK PURCHASE AGREEMENT
by and between
BOWNE & CO., INC.
and
DQ ACQUISITION CO.
Dated as of September 8, 2006

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7.3	Computation of Indemnifiable Losses	14
7.4	Access	15
7.5	Mitigation of Damages	15
7.6	Indemnification as Exclusive Remedy	15
7.7	Adjustment to Purchase Price	16

ARTICLE VIII	MISCELLANEOUS AGREEMENTS OF THE PARTIES	16
8.1	Notices	16
8.2	Transaction Taxes	17
8.3	Post-Closing Cooperation	17
8.4	Expenses	17
8.5	Entire Agreement	17
8.6	No Third Party Beneficiaries	17
8.7	Assignability	17
8.8	Amendment and Modification; Waiver	17
8.9	Public Announcements	18
8.10	Schedules	18
8.11	Section Headings; Table of Contents	18
8.12	Severability	18
8.13	Counterparts	18
8.14	Enforcement	18
8.15	Governing Law	19
8.16	Certain Definitions	19

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STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT, dated as of September 8, 2006 (this “Agreement”), by and between BOWNE & CO., INC., a Delaware corporation (“Seller”), and DQ ACQUISITION CO., a California corporation (“Buyer”).
W I T N E S S E T H:
          WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of DQ Holding Company, a Delaware corporation (the “Company”), consisting of one (1) share (the “Company Share”) of common stock, par value US$0.01 per share (the “Company Common Stock”);
          WHEREAS, the (i) Company, (ii) DecisionQuest, Inc., a California corporation (“DecisionQuest”), (iii) Color Cave, Inc., a California corporation (“Color Cave”), (iv) DQ Squared, Inc., a California corporation (“DQ Squared”), and (v) DecisionQuest II, L.P., a Texas limited partnership (together with DecisionQuest, Color Cave and DQ Squared, each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) are engaged in the business of providing consultation, jury research, graphic presentations and other services for legal proceedings and other business purposes (the “Business”); and
          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Company Share, upon the terms and subject to the conditions of this Agreement.
          NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:
ARTICLE I
SALE AND TRANSFER OF COMPANY SHARE
     1.1 Sale of Company Share. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date as these terms are defined in Section 6.1 hereof, Seller shall deliver to Buyer certificates representing the Company Share, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled.
ARTICLE II
PURCHASE PRICE
     2.1 Purchase Price. The aggregate purchase price for the Company Share shall be NINE MILLION NINE HUNDRED FORTY-FIVE THOUSAND U.S. DOLLARS (US$9,945,000) (the “Purchase Price”), payable at the Closing by delivery by Buyer of (A) a promissory note in the aggregate principal amount of TWO MILLION NINE HUNDRED FORTY-FIVE THOUSAND U.S. DOLLARS (US$2,945,000) (the “Promissory Note”), and (B) SEVEN MILLION U.S. DOLLARS (US$7,000,000) in cash, payable to Seller in immediately available federal funds to such bank account(s), in the United States, as shall have been designated by Seller prior to the date hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer as follows:
     3.1 Due Organization. Each of the Seller, the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization. The Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Except as set forth on Schedule 3.1, each of the Seller, the Company and the Company Subsidiaries (i) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualifications necessary, except where the failure to have such power or authority, so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.16).
     3.2 Authorization and Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate action on the part of Seller is necessary for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.
     3.3 Company Share. The entire authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 15,000,000 of preferred stock, par value US$0.01 per share (“Preferred Stock”). As of the date of this Agreement the Company Share is the only share of Company Common Stock issued and outstanding and there are no issued and outstanding shares of Preferred Stock. The Company Share has been validly issued and is fully paid and nonassessable and is owned by the Seller free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances (“Encumbrances”). There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of the Company Share that have been issued, granted or entered into by Seller or any of its subsidiaries (as defined in Section 8.16) or any securities convertible into or evidencing the right to purchase any equity securities of the Company. The transfer and delivery of the Company Share to Buyer as contemplated by this Agreement will transfer good title to the Company Share, free and clear of all Encumbrances, except Encumbrances arising as a result of actions taken by Buyer or any of its affiliates. The Company is the owner of all of the issued and outstanding capital stock of DecisionQuest, consisting one hundred (100) shares of common stock without par value (the “DecisionQuest Shares”). The entire authorized capital stock of DecisionQuest consists of one million (1,000,000) shares of common stock. The DecisionQuest Shares have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all Encumbrances. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of the DecisionQuest Shares that have been issued, granted or entered into by Seller or any of its subsidiaries or any securities convertible into or evidencing the right to purchase any equity securities of DecisionQuest. The Company and DecisionQuest are owners of one hundred percent (100%) of the partnership interests in DecisionQuest II, L.P. (the “Partnership Interests”). The Partnership Interests are owned by the Company and DecisionQuest, as applicable, free and clear of all Encumbrances. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of the Partnership Interests that have been issued, granted or entered into by Seller or any of its subsidiaries or any securities convertible into or evidencing the right to purchase any interests in the Partnership.
     3.4 No Conflict. Except as set forth on Schedule 3.4, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Seller or the Company; (ii) will not require any consent or approval of, or filing with or notice to, any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, domestic or foreign (“Governmental Authority”) under any provision of law applicable to Seller or the Company, except for any consent, approval, filing or notice requirements that become applicable solely as a result of the specific regulatory status of the Buyer or its affiliates or which Buyer or its affiliates are otherwise required to obtain; (iii) will not violate any provision of the organizational documents of Seller or the Company; and (iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Company or any Company Subsidiary under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which any of them, or any of their assets are bound, except, in the cases of clauses (i), (ii) and (iv), for any such violation, consent, approval, filing, notice, default or acceleration which would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay Seller from performing its obligations hereunder in any material respect or (b) have a Material Adverse Effect; and (v) will not result in the creation of any Lien on any assets or properties of the Company or any Company Subsidiary.
     3.5 Tax Matters. Except as set forth on Schedule 3.5:
     (a) there has been filed (including pursuant to applicable extensions) by or on behalf of the Company and each Company Subsidiary all income tax returns relating to any federal, state, local and foreign income or profits, together with all interest, penalties and additions imposed with respect to such amounts (collectively, “Income Taxes”) required to be filed from the date of the acquisition of the stock of the Company by Seller (the “Bowne Acquisition Date”) to the date of this Agreement (the “Income Tax Returns”), and all Income Taxes of the Company or any Company Subsidiary shown as due on such Income Tax Returns have been or will be paid in a timely fashion or have been accrued for on the financial statements of the Seller.
     (b) there are no audits or other proceedings by any court, governmental or regulatory authority, or similar person (as defined in Section 8.16) pending with respect to any Income Taxes due from or with respect to the Company or the Company Subsidiaries.
     (c) there are no written assessments of Income Taxes proposed against the Company or the Company Subsidiaries.
     (d) there are no liens for Income Taxes (other than for Income Taxes not yet due and payable) on any asset of the Company or the Company Subsidiaries.
     (e) neither the Company nor the Company Subsidiaries is a party to or bound by (nor will the Company or the Company Subsidiaries become a party to or be bound by prior to the Closing Date) any tax indemnity, tax sharing, or tax allocation agreement.
     (f) unpaid Income Taxes of the Company or any Company subsidiary relating to a pre-Closing period (or portion thereof) will be either paid or accrued for on the financial statements of the Seller in accordance with generally accepted accounting principles.
     (g) the Company (i) is a member of an affiliated group (within the meaning of Code Section 1504) filing a consolidated federal Income Tax Return, (ii) since the Bowne Acquisition Date, has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361, and (iii) since the Bowne Acquisition Date and excluding any matter related to the operation of the Business, has not participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.
     (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, or (ii) “closing agreements” as described in Code Section 7121 (or any similar provision of foreign, state or local tax law) executed on or prior to the Closing Date.
     3.6 Financial Statement. Assuming the accuracy in all material respects of the source information and input relating to preparation of the Balance Sheet and the operations of the Business provided to Seller by DecisionQuest management (including their agents and advisors) is accurate in all material respects, the Balance Sheet presents fairly and accurately, in all material respects, the assets and liabilities of the Company and the Company Subsidiaries as of the date thereof. No distributions (including but not limited to intercompany payments, withdrawals and transfers from DecisionQuest bank accounts to Seller or any affiliate of Seller) (whether in cash, stock, property or any combination thereof) have been made with respect to the Company Share since the date of the Financial Statement.

     3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7 and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller (as defined in Section 8.16), since June 30, 2006, there has not been:
     (a) any sale, assignment, lease, license or other transfer of any of the Company’s or Company Subsidiary’s assets or properties resulting solely from the actions of Seller, except for sales of inventory in the ordinary course of business;
     (b) any creation or assumption of any mortgage, pledge or other Lien (as defined in Section 8.16) upon any of the Company’s or Company Subsidiary’s assets or properties resulting solely from the actions of Seller;
     (c) any sale, assignment, transfer, abandonment or lapse on the part of the Company or Company Subsidiary’s of any licenses involving annual payments or receipts in excess of US$50,000 or permits or any portion thereof, or any intellectual property rights, including any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, resulting solely from the actions of Seller;
     (d) any indebtedness for borrowed money of the Company or Company Subsidiary (“Indebtedness”) incurred, assumed or guaranteed or liabilities in excess of US$50,000, individually or in the aggregate, resulting solely from the actions of Seller, except current liabilities incurred in the ordinary course of business and reflected on the Balance Sheet (as defined in Section 8.16);
     (e) any consent by the Seller or its affiliates to any extension or waiver of the limitation period applicable to any Income Tax claim or assessment relating to the Company or Company Subsidiary , any amended material Income Tax Return relating to the Company or Company Subsidiary (other than a consolidated, combined or unitary Income Tax Return of Seller), the entering into of any settlement or compromise of any proceeding with respect to any material Income Tax claim or assessment relating to the Company or Company Subsidiary, or any surrender of any right to claim a material refund of Income Taxes relating to the Company or Company Subsidiary;
     (f) any contract or other arrangement entered into by the Company or Company Subsidiary with Seller or any affiliate of Seller; or
     (g) any agreement to do any of the foregoing resulting solely from the actions of Seller.
     3.8 Liabilities. To the Knowledge of Seller, the Company and the Company Subsidiaries do not have any Liabilities (as defined in Section 8.16), and to the Knowledge of Seller, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company or the Company Subsidiaries giving rise to any such Liability, other than: (a) Liabilities that are reflected and properly reserved against on the Balance Sheet (b) Liabilities set forth on Schedule 3.8; and (c) Liabilities incurred, created, assumed, contracted for, guaranteed or resulting from the actions or omissions of the employees of the Company in connection with the operation of the Business. None of the

Liabilities described in the preceding sentence has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     3.9 Employee Benefit Plans. Assuming the accuracy of the source information and input relating to this Section 3.9 provided to Seller by DecisionQuest management (including their agents and advisors) is accurate in all material respects:
     (a) Schedule 3.9(a) sets forth a list of each Benefit Plan (as defined in Section 8.16). Seller has made available to Buyer a written description or copy of each Benefit Plan.
     (b) Except as set forth in Schedule 3.9(b), neither the Company nor the Company Subsidiaries sponsors or otherwise maintains any Benefit Plan;
     (c) Except as set forth in Schedule 3.9(c):
     (i) none of the Benefit Plans is a Multiemployer Plan (as defined in Section 8.16) and neither Seller, the Company, the Company Subsidiaries or their respective affiliates, nor any member of their “controlled group” within the meaning of Sections 414(b), (c), (m) or (o) of the Code (as defined in Section 8.16), has any liability in respect of, or contributes to, any such Multiemployer Plan;
     (ii) the Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA (as defined in Section 8.16), the Code, and other applicable Laws (as defined in Section 8.16), and have been administered in all material respects in accordance with their terms and such Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has a received a favorable determination letter as to its qualification, and nothing has occurred that could adversely affect such qualification; and
     (iii) there are no pending or, to the Knowledge of Seller, threatened claims and no pending or, to the Knowledge of Seller, threatened litigation with respect to any Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3.10 Environmental. Except with respect to any liability caused, created, or resulting from any actions or omissions by employees of the Company or the Company Subsidiaries for which no representation or warranty is provided by Seller hereunder, to the Knowledge of Seller, the Company and all of its assets are in compliance with, and the Seller has not received any written claim that it is subject to any liability under, applicable federal, state and local environmental and public or occupational health or safety laws, regulations or codes or other legally binding requirements relating to manufacture, storage, transport, generation, use, treatment, disposal or handling of pollutants, contaminants, hazardous or toxic wastes, substances, or materials, except where the failure to so comply or the liability thereunder as would not have a Material Adverse Effect on the Company.

     3.11 Litigation and Administrative Proceedings. Except as set forth in Schedule 3.11, to the Knowledge of Seller, there is no litigation, arbitration, proceeding or investigation pending or threatened against the Company that has had or would reasonably be expected to have a Material Adverse Effect or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.
     3.12 Compliance with Laws. To the Knowledge of Seller, the Company is and has been in compliance with applicable Law and governmental orders, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, the Company has not received any written notice asserting any noncompliance by it with any applicable Law. To the Knowledge of Seller, the Company is not in default with respect to any judgment, order, injunction, ruling, settlement or decree of any court, arbitrator, administrative agency, or other governmental authority, except where such default would not reasonably be expected to have a Material Adverse Effect
     3.13 Finders; Brokers. With the exception of fees and expenses payable to Marks, Baughan & Co., which shall be Seller’s sole responsibility, Seller is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.
     3.14 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller, nor any other person makes any other express or implied representation or warranty on behalf of Seller, including, without limitation, as to the probable success or profitability of the ownership, use or operation of the Company and the Company Subsidiaries after the Closing.
     3.15 Representation Regarding the Company. The sole assets of the Company include only the DecisionQuest Shares and a Partnership Interest in DecisionQuest II, L.P. Except as set forth on Schedule 3.15 with respect to Liabilities created subsequent to the Bowne Acquisition Date and to the Knowledge of Seller with respect to Liabilities created prior thereto, the Company has no Liability other than Liabilities which may result from the operations of the Company Subsidiaries and the obligations set forth in this Agreement.
     3.16 Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall survive until the eighteen (18) month anniversary of the date of this Agreement; provided that: (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.13, and 3.15 shall survive indefinitely; and (b) the representations and warranties contained in Sections 3.5, 3.9 and 3.10 shall survive until the expiration of the applicable statute of limitations. Any claim made by a party under Section 7.2 in accordance with the terms of Article VII prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article VII.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants that, as of the date of this Agreement:
     4.1 Due Organization and Power of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its jurisdiction and has all power and authority to enter into this Agreement and perform its obligations hereunder.
     4.2 Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the Promissory Note and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the Promissory Note and the consummation by Buyer of the transactions contemplated hereby and thereby. Each of this Agreement and the Promissory Note has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.
     4.3 No Conflict. Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby, the execution, delivery and performance by Buyer of this Agreement and the Promissory Note and the consummation by Buyer of the transactions contemplated hereby and thereby: (i) will not violate any provision of law, rule or regulation, order, judgment or decree applicable to Buyer; (ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of law applicable to Buyer, except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Seller or which Seller or any of its affiliates are otherwise required to obtain; (iii) will not violate any provision of the organizational documents of Buyer; and (iv) will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound or encumbered.
     4.4 Finders; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.
     4.5 Purchase for Investment. Buyer is aware that no shares of capital stock or other securities being acquired pursuant to the transactions contemplated hereby are registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such shares solely for investment, with no present intention to distribute any such shares to any person, and Buyer will not sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.
     4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.
     4.7 Survival of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall survive until the eighteen (18) month anniversary of the date of this Agreement; provided that the representations and warranties contained in Sections 4.1, 4.2, 4.4 and 4.5 shall survive indefinitely. Any claim made by a party under Section 7.2 in accordance with the terms of Article VII prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article VII.
ARTICLE V
COVENANTS
     5.1 Corporate Documents. The certificate of incorporation and by-laws of the Company and the Company Subsidiaries shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the applicable Company or Company Subsidiary’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any such individuals.
     5.2 Books and Records. Buyer shall retain all of the books and records of the Company and the Company Subsidiaries for a period of seven (7) years after the Closing or such longer time as may be required by Law and shall make such books and records (or copies thereof) available to Seller or its agents, at reasonable times and upon reasonable notice, after the Closing to the extent reasonably necessary for legitimate business reasons, such as disputing any indemnification claim, the preparation of financial statements, Income Tax Returns (as defined in Section 3.5) or Other Tax Returns (as defined in Section 8.16), the defense of litigation or audits relating to Income Taxes (as defined in Section 3.5) or Other Taxes (as defined in Section 8.16) or complying with other legal requirements.
     5.3 Noncompetition. The Seller hereby acknowledges that to adequately protect the interest of the Buyer in the Business, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory. The Seller shall not, during the Noncompete Period (as defined in Section 8.16), in any manner, either directly, indirectly, individually, in partnership, jointly or in conjunction with any person, (i) engage in the business of developing, owning, licensing, distributing, maintaining or supporting within the Territory (as defined in Section 8.16), products or services similar to the Products or Services (as defined below) of the Company and the Company Subsidiaries as of the Closing Date, or (ii) have an equity or profit interest in, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting or other nature) or lend money to any person that develops, owns, licenses, distributes, maintains or supports within the Territory products or services similar to the Products or Services of Company and the Company Subsidiaries as of the Closing Date; provided that the provisions of this Section 5.3 shall not apply to any of the following: (a) financial and legal printing; (b) print on demand and document on demand printing of marketing and business communications; (c) scanning and coding products and services; (d) JFS Litigator’s Notebook and similar software products and services; (e) bankruptcy, restructuring, class action and other litigation claims products, services and claims administration, solicitation and ballot tabulation, disbursement services, and noticing services. Subject to the foregoing, for purposes of this Section 5.3 “Products or Services” means trial consulting and research, courtroom graphics products and services, and crisis or litigation public relations services.
     5.4 Tax Returns. Seller shall cause the Company to prepare and file or shall prepare and file on behalf of the Company (or, where appropriate, shall deliver to the Company for the Company to file), in a manner consistent with prior practice except as required by applicable Law, all Income Tax Returns with respect to the Company for tax periods that end on or before the Closing Date and shall remit or cause to be remitted any Income Taxes arising in respect of such Income Tax Returns. The Company shall file, or cause to be filed all other Income Tax Returns and all Other Tax Returns with respect to the Company and shall remit or cause to be remitted any Income Taxes or Other Taxes arising in respect of such Income Tax Returns and Other Tax Returns. With respect to any Income Tax Returns prepared by Seller and relating to any tax period that ends on or before the Closing Date, Seller shall provide Buyer with a copy of sections of any such Income Tax Return which pertain to the Company no later than ten Business Days after such Income Tax Return is filed. Any such Income Tax Return involving operations of the Company shall be prepared, as to the matters reported on such returns that relate to operations of the Company and its subsidiaries, in a manner consistent with the methodology utilized in prior returns.
     5.5 Remittance of Payments. From and after the Closing, the Company shall immediately remit to Seller, in the form received, any payments which the Company or any affiliate may receive related to JFS Litigator’s Notebook (as defined in Section 8.16) or DLS (as defined in Section 8.16).
     5.6 Chicago Office. DecisionQuest shall be permitted to occupy the offices currently leased in Chicago at 590 West Madison, Suite 330-D until the close of business on November 23, 2006 under the terms of the existing sublease.
     5.7 Intellectual Property. To the Knowledge of Seller, the Company owns all right, title and interest in all of the domain names and trademarks set forth on Schedule 5.7. In case at any time after the Closing any further action is necessary to carry out the purposes of the preceding sentence, Seller will take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request. Buyer shall cause the Company to cancel the trademark for “DecisionQuest A Bowne Company” within fourteen (14) days of the Closing Date.
ARTICLE VI

CLOSING
     6.1 Closing Date. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Rutan & Tucker LLP, 611 Anton Blvd., Suite 1400, Costa Mesa, California 92626, at 10:00 A.M., local time, on the date hereof (the “Closing Date”), unless another date, time or place is agreed to in writing by the parties hereto.
     6.2 Deliveries of Buyer. At the Closing, Buyer shall deliver (a) the Purchase Price pursuant to Section 2.1; and (b) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.
     6.3 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer (a) the Company Share pursuant to Section 1.1; (b) duly executed resignations, effective immediately after the Closing, of the directors of the Company and the Company Subsidiaries designated by Buyer prior to the Closing; and (c) such other documents and instruments as counsel for Buyer and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.
     6.4 Settlement of Intercompany Accounts. At or prior to the Closing, Seller shall cause the Company to cancel all Intercompany Accounts (as defined in Section 8.16).
     6.5 Transfer of Liabilities. At or prior to the Closing, Seller shall cause the Company to transfer to Seller or an affiliate liabilities related to the Bearing Point Fee (as defined in Section 8.16).
     6.6 Transfer of Trademark. At or prior to the Closing, Seller shall execute an assignment to the Company of the trademark for “Litigation Lifecycle” substantially in the form of Exhibit A attached hereto.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification.
     (a) Following the Closing, subject to the other provisions of this Article VII, Seller shall indemnify Buyer and its affiliates, together with their successors and permitted assigns, and their officers, directors, employees, partners and members (the “Buyer Indemnified Group”) in respect of, and hold each of them harmless from and against, any and all actual damages, fines, liabilities, penalties, losses and expenses directly (“Losses”) suffered or incurred by any of them resulting from or arising out of:
     (i) any inaccuracy or breach of any representation or warranty on the part of Seller herein;

     (ii) any non-fulfillment or breach of any covenant or agreement on the part of Seller herein;
     (iii) any and all liability for (x) Income Taxes with respect to any taxable period (or portion thereof) from the Bowne Acquisition Date until the Closing Date, (y) Income Taxes with respect to any taxable period ending on or before the Bowne Acquisition Date except to the extent (A) such liability is a result of erroneous or untimely production of information by DecisionQuest management or (B) any member of the Buyer Indemnified Group had actual knowledge of such Income Taxes at the time such taxes arose or were due; and (z) any liability for payroll, employment and withholding taxes (including but not limited to “FICA” and “FUTA”) with respect to any taxable period (or portion thereof) from the Bowne Acquisition Date until November 7, 2005 except to the extent such liability is a result of erroneous or untimely production of information by DecisionQuest management;
     (iv) any and all liability for Income Taxes of any member of a consolidated, combined or unitary group of which the Company is or was a member from the Bowne Acquisition Date until the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation; and
     (v) any and all liability of DQ Squared relating to its ownership, operation and sale of DLS.
     Seller shall not be liable for any Losses with respect to the matters set forth in Section 7.1(a)(i) unless: (A) a claim is timely asserted during the survival period specified in Section 3.14; and (B) the aggregate of all Losses under Section 7.1(a)(i) exceeds, on a cumulative basis, US$100,000 (the “Deductible”), at which point those members of the Buyer Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 7.1(a)(i) for the entire aggregate amount of Losses in excess of the Deductible then existing and thereafter arising (provided that the foregoing limitation in clause (B) shall not apply to any obligation or liability under Section 7.1(a)(i) arising out of or related to a breach of any of the representations set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.9, 3.10, 3.13 and 3.15) (the “Core Representations”). Notwithstanding the foregoing, the obligation of Seller to indemnify any member of the Buyer Indemnified Group under Section 7.1(a)(i) (other than the Core Representations) shall not exceed US$1,500,000 (the “Indemnification Limit”). For the avoidance of doubt, the limitations in this paragraph do not apply to clauses (ii) through (v) of Section 7.1(a). Notwithstanding the foregoing, the Seller shall not be liable for any Losses arising out of or related to a breach of any of the representations set forth in Section 3.5 or arising under this Sections 7.1(a)(iii) and 7.1(a)(iv) to the extent such Losses arise out of, are caused by or are related to information provided by the Company Subsidiaries or Buyer to the Seller or its affiliates relating to the preparing of any Income Tax Return and payment of any Income Tax.

     (b) Following the Closing, subject to the other provisions of this Article VII, Buyer, jointly and severally, shall indemnify Seller and its affiliates, together with their successors and permitted assigns, and their officers, directors, employees, partners and members (the “Seller Indemnified Group”) in respect of, and hold each of them harmless from and against, any and all Losses suffered or incurred by any of them resulting from or arising out of:
     (i) any inaccuracy or breach of any representation or warranty on the part of Buyer herein; and
     (ii) any non-fulfillment or breach of any covenant or agreement on the part of Buyer herein.
     (c) Buyer shall not be liable for any Losses with respect to the matters set forth in Section 7.1(b)(i) unless: (A) a claim is timely asserted during the survival period specified in Section 4.7; and (B) the aggregate of all Losses under Section 7.1(b)(i) exceeds, on a cumulative basis, the Deductible, at which point those members of the Seller Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 7.1(b)(i) for the entire aggregate amount of Losses in excess of the Deductible then existing and thereafter arising (provided that the foregoing limitation in clause (B) shall not apply to any obligation or liability under Section 7.1(b)(i) arising out of or related to a breach of any of the representations set forth in Sections 4.1, 4.2, 4.4 and 4.5). Notwithstanding the foregoing, the obligation of Buyer to indemnify any member of the Seller Indemnified Group under Section 7.1(a)(i) (other than Sections 4.1, 4.2, 4.4 and 4.5) shall not exceed the Indemnification Limit. For the avoidance of doubt, the limitations in this paragraph do not apply to clause (ii) of Section 7.1(b).
     (d) Any member of the Buyer Indemnified Group (a “Buyer Indemnified Party”) shall not be entitled to seek indemnification pursuant to this Article VII with respect to the breach of a representation or warranty to the extent that any Buyer Indemnified Party had Knowledge (as defined in Section 8.16) that such representation or warranty was not true and correct in all material respects when made.
     7.2 Method of Asserting Claims.
     (a) Any party seeking indemnification under Section 7.1 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (an “Indemnifying Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) calendar days of such determination, stating in reasonable detail, the nature of the claim, a good-faith reasonable estimate of the Losses and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim (as defined below), if the Indemnifying Party does not notify the Indemnified Party within 30 calendar days from its receipt of the Claim Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the

Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in 30 calendar days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of law.
     (b) The obligations of an Indemnifying Party under Section 7.1 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in Section 7.1 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 30 calendar days of the receipt by the Indemnified Party of such notice and a copy of the papers served with respect to such claim (if any); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under Section 7.1 except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) calendar days of the receipt of such notice from the Indemnified Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the written consent of the Indemnifying Party.
     7.3 Computation of Indemnifiable Losses. Any amount payable pursuant to this Article VII shall be decreased to the extent of any amounts recovered by the Indemnified Party from any third party (including insurance proceeds) in respect of indemnifiable Losses. If payment of the amount for which indemnification is provided under Article VII gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the Indemnified Party. For purposes of this Section 7.3, a “Tax Benefit” means the excess, if any, of (i) the amount by which the tax liability of the Indemnified Party (or group of corporations including the Indemnified Party) is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant tax authority over (ii) the amount by which the tax liability of the Indemnified Party is increased as a result of the indemnity payment. Where an Indemnified Party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the indemnity payment shall be deemed to be realized first before any other losses, deductions, credits or items are realized. For the purposes of this Section 7.3, a Tax Benefit is “currently realizable” to the extent that it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the indemnity payment. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 7.3. The Parties shall act in good faith in calculating the Tax Benefit pursuant to this Section 7.3. The Indemnified Parties shall pursue payment under or from any insurer or third-party in respect of such Losses prior to pursuing payment from any Indemnifying Party. Buyer shall not, and shall cause the Company and the Company Subsidiaries not to, without the prior written consent of Seller, waive, release, compromise, reduce or otherwise amend in any way that would limit coverage, any insurance policies or coverage in effect at the Closing that relate to Losses.
     7.4 Access. From and after the delivery of a Claim Notice by any Indemnified Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party (including, without limitation, the Company and the Company Subsidiaries) related to the matters to which the claim relates (provided that, as necessary to protect any attorney-client privilege, the parties shall execute a joint defense agreement containing customary terms). All such access shall be granted during normal business hours.
     7.5 Mitigation of Damages. The parties hereto shall cooperate with each other to mitigate any Losses.
     7.6 Indemnification as Exclusive Remedy. Except in the case of fraud and willful misconduct, the indemnification provided in this Article VII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party for any breach of any representation, warranty or covenant by the other party contained herein and no party shall pursue or seek to pursue any other remedy. Except as specifically set forth in or arising under this Agreement, from and after the Closing, the parties hereto waive any rights and claims that a party may have against any other party, whether in law or in equity, relating to the transactions contemplated hereby or thereby, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all claims for breach of duty; provided, that in addition to any and all other remedies hereunder or at law or in equity, Buyer shall be entitled to recover any indemnification payment, by retaining and setting off the amounts against any amounts due or to become due from Buyer to Seller pursuant to the Promissory Note, subject to the final and non-appealable decision of a court of competent jurisdiction, arbitrator or agreement of the parties that Buyer is entitled to such indemnification payment pursuant to the terms of this Agreement; provided, further, nothing set forth in this Agreement shall limit the rights, remedies and claims of any party hereto with respect to any fraud or willful misconduct by any other party hereto.
     7.7 Adjustment to Purchase Price. Subject to any recharacterization by the Internal Revenue Service, other taxing authority or other government organization, any indemnification payment or set-off to the Promissory Note made pursuant to this Agreement shall be treated by Buyer and Seller as an adjustment to the Purchase Price for Income Tax or Other Tax purposes.
ARTICLE VIII
MISCELLANEOUS AGREEMENTS OF THE PARTIES
     8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by facsimile or electronic mail, as follows:

If to Buyer:	DecisionQuest, Inc.
21535 Hawthorne Boulevard, Suite 310
Torrance, CA 90503-6607
Fax: (310) 618-1122
Attention: Michael Cobo

With a copy to:	Joseph D. Carruth, Esq.
Rutan & Tucker
611 Anton Blvd. Suite 1400
Costa Mesa, CA 92626
Fax: (714) 546-9035

If to Seller:	Scott L. Spitzer, Esq.
Bowne & Co., Inc.
55 Water Street
New York, NY 10041
Fax: (212) 658-5898

With a copy to:	Marni J. Lerner, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502

or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by facsimile or electronic mail, when receipt thereof is confirmed by telephone.
     8.2 Transaction Taxes. Seller shall be responsible for the payment of all sales and Transfer Taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement and to the extent any exemptions from such Transfer Taxes are available Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).
     8.3 Post-Closing Cooperation. Buyer and Seller shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Income Tax Returns or Other Tax Returns, including maintaining and making available to each other all records necessary in connection with Income Taxes or Other Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Income Taxes or Other Taxes.
     8.4 Expenses. Whether or not the transactions contemplated hereby are consummated, except as expressly provided herein, Seller and Buyer shall each pay their respective fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement.
     8.5 Entire Agreement. This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
     8.6 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     8.7 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
     8.8 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
     8.9 Public Announcements. Unless otherwise required by Law or the rules of an exchange upon which the equity securities of any party is traded, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and Seller shall consult with each other and each party shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and Seller shall agree on the form of such press release or other public announcement.
     8.10 Schedules. All schedules hereto are hereby incorporated by reference and made a part of this Agreement. All statements contained in schedules, certificates and other instruments attached hereto or delivered or furnished on behalf of Seller pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller. Any fact or item which is clearly disclosed on any Schedule to this Agreement in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.
     8.11 Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     8.12 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.
     8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     8.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Central District of California or any court of the State of California located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of California.
     8.15 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.
     8.16 Certain Definitions. For purposes of this Agreement, the term:
     (i) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;
     (ii) “Balance Sheet” means the revised interim financial statement prepared by Seller as of June 30, 2006, of the Company and the Company Subsidiaries;
     (iii) “Bearing Point Fee” means US$20,000 payable to Bearing Point, Inc. in connection with its impairment analysis services with respect to the Company and the Company Subsidiaries;
     (iv) “Benefit Plan” means each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, each “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA (“Multiemployer Plan”), retirement savings, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (whether or not subject to ERISA) sponsored or maintained by Seller, the Company or the Company Subsidiaries (i) under which any employee of the Company or any Company Subsidiary (“Business Employee”) participates or has any present or future right to benefits or (ii) under which Seller, the Company or the Company Subsidiaries has any present or future liability;
     (v) “Code” means the Internal Revenue Code of 1986, as amended;
     (vi) “DLS” means [Digital Litigation Solutions, Inc.];

     (vii) “Intercompany Account” means, at any time, the obligations between the Company, on the one hand, and Seller and any affiliate of Seller (other than the Company), on the other;
     (viii) “JFS Litigator’s Notebook” means the case management software owned by the Company prior to its transfer pursuant to Section 5.5;
     (ix) “Knowledge” means with respect to any representation or warranty relating to the Company and the Company Subsidiaries set forth in Article III of this Agreement, the actual knowledge of Philip K. Anthony, Michael E. Cobo and Nicole Khoshnoud provided that with respect to any matter learned from any officer or employee of Seller, including without limitation the parties identified in paragraph (ix) below in order to establish Knowledge the matter in question, shall have been clearly expressed in a writing directed to one or more of the above-named individuals;
     (x) “Knowledge of Seller” means with respect to any matter in question relating to the Company and the Company Subsidiaries, the actual knowledge of Richard Bambach, Jr. and Scott L. Spitzer;
     (xi) “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, policy, order, rule or regulation;
     (xii) “Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated or unliquidated, and whether known or unknown;
     (xiii) “Lien” means any mortgage, ledge, lien, encumbrance, charge or other security interest or restriction on transfer;
     (xiv) “Material Adverse Effect” means a change or effect that would be materially adverse on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than a change or effect resulting from (A) changes in general economic conditions; (B) the announcement of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby; (C) general changes or developments in the industries in which the Company and the Company Subsidiaries operate; or (D) changes in any laws or applicable accounting regulations or principles;
     (xv) “Noncompete Period” means the period beginning on the Closing Date and continuing for a period of three (3) years from the Closing Date;
     (xvi) “Other Taxes” means any taxes other than Income Taxes;
     (xvii) “Other Tax Returns” mean any tax returns other than Income Tax Returns;

     (xviii) “person” means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);
     (xix) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such other person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and
     (xx) “Territory” means the United States.
[Rest of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

BOWNE & CO., INC.

By:	/s/ Philip E. Kucera

Name: Philip E. Kucera
Title: Chairman and Chief Executive Officer

DQ ACQUISITION CO.

By:	/s/ Michael E.Cobo

Name: Michael E. Cobo
Title: Chief Financial Officer
[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

SCHEDULE 5.7
Intellectual Property
A.	Trademarks
1.	(Begin at the End)

2.	(Begin at the End) To Discover Your Best Case Scenario

3.	Aboutjuries.com

4.	Advanced Strategic Communications

5.	Always Keep the End in Mind

6.	ASC-DQ

7.	ASC-DQ Advanced Strategic Communications (Stylized)

8.	CASEWIZARD

9.	Courtroom to War Room

10.	DecisionQuest

11.	Dedicated to Helping our Clients Persuade Decision Makers

12.	Design of a Divided/Half Shaded Rectangle

13.	DQ

14.	DQ Casetester

15.	DQ2/Exhibit Bank

16.	EIM

17.	Graph Xpress

18.	Images & Motion

19.	Knowledge Control Persuasion Success

20.	Knowledge Control Persuasion Winning

21.	Knowledge Control Persuasion Winning & Design

22.	Knowledge.Control.Persuasion.Winning

23.	Moment-to-Moment

24.	Never (See) Your Case the Same Way Again

25.	The Best Case Scenario

26.	The Power of Experience

27.	When You Need to Make a Point
B.	Domain Names
1.	Exhibitbank.com

2.	Decisionquest.com

3.	Decisionquest.net

4.	Decisionquest.org

5.	Decisionquest.info

6.	Aboutjuries.com

7.	Aboutjuries.net

8.	Aboutjuries.org

9.	Exhibitbank.com

10.	Exhibitbank.org

11.	Exhibitbank.net

12.	DQ2.org

13.	DQ2.net

14.	Courtroomtowarroom.org

15.	Courtroomtowarroom.net

16.	Courtroomtowarroom.com

17.	casetesters.net

18.	casetesters.org

19.	casetesters.com

20.	casetester.net

21.	casetester.org

22.	IPGlobalconnection.org

23.	IPGlobalconnection.net

24.	IPGlobalconnection.com

25.	EIMcom.org

26.	EIMcom.net

27.	DQProjects.com

28.	DQProjects.net

29.	DQProjects.org

30.	c-to-w.com

31.	c-to-w.net

32.	c-to-w.org

33.	dqfll.com

34.	dqfll.net

35.	dqfll.org

36.	dqinteractive.com

37.	dqportal.com

38.	dqportal.net

39.	dqportal.org

40.	eimcom.net

41.	eimcom.org

42.	liticomm.com

43.	pinetreeresearch.com

44.	tricoastal.net

45.	decisionquestblawg.com

46.	decisionquestblawg.net

47.	decisionquestblawg.org

48.	decisionquestblawg.info

49.	decisionquestblog.com

50.	decisionquestblog.net

51.	decisionquestblog.org

52.	decisionquestblog.info

53.	juryconsultantblawg.com

54.	juryconsultantblawg.net

55.	juryconsultantblawg.org

56.	juryconsultantblawg.info

57.	juryconsultantblog.com

58.	juryconsultantblog.net

59.	juryconsultantblog.org

60.	juryconsultantblog.info

61.	juryconsultingblawg.com

62.	juryconsultingblawg.net

63.	juryconsultingblawg.org

64.	juryconsultingblawg.info

65.	juryconsultingblog.com

66.	juryconsultingblog.org

67.	juryconsultingblog.net

68.	juryconsultingblog.info

69.	trialconsultantblog.com

70.	trialconsultantblog.net

71.	trialconsultantblog.org

72.	trialconsultantblog.info

73.	trialconsultantblawg.com

74.	trialconsultantblawg.net

75.	trialconsultantblawg.org

76.	trialconsultantblawg.info

77.	trialconsultingblog.com

78.	trialconsultingblog.org

79.	trialconsultingblog.net

80.	trialconsultingblog.info

81.	trialconsultingblawg.com

82.	trialconsultingblawg.org

83.	trialconsultingblawg.net

84.	trialconsultingblawg.info